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                                                                    EXHIBIT 99.2

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            Newbridge Networks Completes Acquisition of UB Networks

KANATA, Ontario, January 21, 1997 -- Newbridge Networks today announced it has completed the purchase of UB Networks, a major supplier to the enterprise networking market and a subsidiary of Tandem Computers.

The acquisition follows a December 19 announcement of a letter of intent signed between Newbridge and Tandem. The purchase price paid at closing, net of cash acquired and other cash-related adjustments, was approximately US $96 million. The purchase price is subject to certain post-closing adjustments.

The addition of UB Networks' strong direct sales and customer support force, distribution channels and complementary products further strengthens Newbridge's ability to provide end-to-end networking solutions. Newbridge provides a comprehensive family of products for the local area, enterprise and wide area environments, including industry leading Asynchronous Transfer Mode (ATM) systems. UB Networks' GeoLAN architecture provides adaptive desktop, workgroup and campus connectivity, while the Newbridge(R) VIVID architecture offers a highly scalable switched routing solution and high-capacity gateway to wide area networks.

Newbridge Networks (http://www.newbridge.com) is a global leader in ATM, frame relay and time division multiplexing (TDM) networking systems, according to independent research. The company designs, manufactures and services a comprehensive family of networking products and systems that delivers the power of multimedia communications to organizations in more than 100 countries throughout the world. Newbridge products are the choice of an expanding range of customers which includes the world's 200 largest telecommunications service providers, as well as more than 10,000 corporations and government organizations. The company has facilities in Canada, the United States, Latin America, Europe, the Middle East, Africa and Asia.

Newbridge Networks Corporation is a public company whose common shares are listed on the New York Stock Exchange (NN) in the United States and The Toronto Stock Exchange (NNC) in Canada.
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